Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Investor Relations Amy Carpi, (203) 656-7651 amy.carpi@jetblue.com
Corporate Communications (718) 709-3089 corporatecommunications@jetblue.com

JetBlue Airways Announces Accelerated Vesting of Stock Options;
Company Declares Three-for-Two Stock Split

New York, NY (October 19, 2005 ) — JetBlue Airways (NASDAQ: JBLU) today announced that its Board of Directors has approved the acceleration of the vesting of all unvested stock options awarded under the company’s stock incentive plan prior to December 31, 2005, excluding those held by Section 16(b) officers and members of its Board. As a result of this action, options to purchase up to approximately 13 million shares of common stock may become exercisable immediately effective December 9, 2005, representing 65 percent of the company’s total current outstanding options. All other terms and conditions applicable to such options, including the exercise prices, remain unchanged. Stock options granted by JetBlue typically vest over five or seven years.

All of the accelerated options are held by FAA-licensed and certain salaried employees. No options held by the company's Section 16(b) officers or members of the Board of Directors are covered by this action. The company will seek consent from option holders of incentive stock options, or ISOs, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, if the acceleration would have the effect of changing the status of the option for federal income tax purposes from an incentive stock option to a non-qualified stock option.

This accelerated vesting enables JetBlue to avoid recognizing the stock compensation expense associated with these unvested options in future periods in its income statement after its adoption of FASB Statement No.123(R), Share-Based Payment, in January 2006. Assuming that all holders of ISOs elect to accelerate, this action will result in a non-cash, one-time stock compensation expense that is estimated to be up to $9 million in the fourth quarter of 2005.

Additionally, the company’s Board of Directors has declared a three-for-two stock split of the company's common stock. The three-for-two stock split will be distributed on December 23, 2005 to stockholders of record at the close of business on December 12, 2005. Cash will be paid in lieu of fractional shares. Once the stock split is completed, the number of issued and outstanding shares of the company’s common stock will increase by 50 percent.

About JetBlue

JetBlue is a low-fare, low-cost passenger airline, which provides high-quality customer service. JetBlue operates a fleet of 82 new Airbus A320s and plans to add three additional A320s and eight EMBRAER 190s to its fleet in 2005. Based at New York City's John F. Kennedy International Airport, JetBlue currently operates 304 flights a day and serves 33 destinations in 14 states, Puerto Rico, the Dominican Republic and The Bahamas.

All JetBlue aircraft feature roomy leather seats; all equipped with an in-seat digital entertainment system offering 36 channels of free DIRECTV® programming — no other airline offers more live satellite TV options. On flights longer than two hours, a selection of first-run movies and bonus features from FOX InFlight™ is also available.(1)

With JetBlue, all seats are assigned, all travel is ticketless, all fares are one-way, and an overnight stay is never required. For more information, schedules and fares, please visit www.jetblue.com or call JetBlue reservations at 1-800-JETBLUE (538-2583), 1-888-538-2583 if calling from Puerto Rico, or 1-200-9898 if calling from the Dominican Republic. This press release, as well as past press releases, can be found on www.jetblue.com.

(1)	FOX InFlight™ premium movies are available on flights longer than two hours. DIRECTV® service is not available on flights between JFK/Newark and Puerto Rico or the Dominican Republic; however, FOX InFlight™ is offered complimentary on these routes.

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This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including without limitation, potential hostilities in the Middle East or other regions, our ability to implement our growth strategy and our dependence on the New York market, our fixed obligations and our limited operating history, seasonal fluctuations in our operating results, increases in maintenance costs, fuel prices and interest rates, our competitive environment, our reliance on sole suppliers, government regulation, our failure to properly integrate LiveTV or enforce its patents, our ability to hire qualified personnel, the loss of key personnel and potential problems with our workforce including work stoppages, and continuing changes in the airline industry following the September 11th terrorist attacks and the increased risk of future attacks, the potential risks with the delivery, placing into service and integration into our operations of the EMBRAER 190 aircraft as well as the potential liability relating to our handling of customer data. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's Annual Report on Form 10-K/A and Quarterly Reports on Form 10-Q/A. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.